Exhibit 10.17

AMENDMENT TO
MAGNETEK, INC.
AMENDED AND RESTATED DIRECTOR COMPENSATION
AND DEFERRAL INVESTMENT PLAN

Magnetek, Inc, (the “Company”) previously approved and adopted the Magnetek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan (the “Plan”) to align the interests of its outside directors with those of the Company's shareholders and to enhance its ability to attract and retain directors of outstanding competence.

The Plan currently provides that benefits under the Plan made be paid in either cash or in shares of Company stock, in the Board's discretion. By this instrument, the Company desires to amend the Plan to provide that the payment of benefits from the Plan will only be made in shares of Company stock, provided that cash in lieu of fractional shares of Stock may be distributed.

1.      This Amendment is effective for distributions from the Plan occurring on or after the date this Amendment is approved by the Board of Directors of the Company.

2.      Article 6 of the Plan is hereby amended by amending and restating Section 6.6 as follows:

All payment of deferred amounts hereunder shall be made in shares of Stock, provided that cash in lieu of fractional shares of Stock may be distributed.

3.      Article 6 of the Plan is hereby amended by deleting the word "cash" in Section 6.7(a) and (b).

4.      This Amendment shall amend only the provisions of the Plan as set forth herein.  Those provisions of the Plan not expressly amended hereby shall be considered in full force and effect.